Exhibit 10.11
Gossamer Bio, Inc.
Gossamer Bio Services, Inc.

November 16, 2020

Faheem Hasnain
c/o Gossamer Bio, Inc.
3013 Science Park Road
San Diego, CA 92121

Dear Mr. Hasnain:

    The purpose of this letter agreement (this “Agreement”) is to memorialize the terms and conditions of your employment as President and Chief Executive Officer of Gossamer Bio, Inc. (“Parent”) and continued service as Chairman of the Board of Directors (the “Board”) of Parent. Effective as of November 16, 2020 (the “Effective Date”), you will be employed by Gossamer Bio Services, Inc. (“Gossamer Services”, a wholly-owned subsidiary of Parent, and together with Parent, collectively the “Company”), on a full-time basis, as its President and Chief Executive Officer and to serve as an officer with those same positions of Parent, working out of the Company’s headquarters located in San Diego, California. You shall have all the duties, responsibilities and authority commensurate with these positions, subject to the supervision of, and reporting directly to, the Board. This Agreement supersedes and replaces that certain letter agreement dated June 3, 2019, between you and the Company (the “Original Letter”). The Original Letter, in turn, superseded and replaced that certain offer letter dated January 4, 2018 between you and the Company (the “Offer Letter”).

    1.    Duties.

        (a)    Employment Duties. During the term of your employment as President and Chief Executive Officer under this Agreement (the “Employment Period”), you agree to perform the duties and responsibilities of your positions, and such other duties and responsibilities as shall from time to time be mutually agreed upon between you and the Board. You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company, as adopted and amended from time to time by the Company.

        (b)    Service as Chairman of the Board. You shall continue to serve as Chairman of the Board until the earlier of your resignation, removal from the Board or death, or your successor as Chairman of the Board is duly appointed by the Board; provided, however, nothing contained herein shall adversely affect your rights to be elected to the Board by the stockholders of Parent pursuant to Parent’s bylaws and applicable law. The termination of the Employment Period will not affect your service as Chairman of the Board or otherwise as a member of the Board. For the avoidance of doubt, all references in this Agreement to your “service with the company” or “employment with the Company”, shall include your employment or service with the Company and any of its affiliates and subsidiaries, as applicable.

        (c)    Outside Activities. You agree that, during the Employment Period, you will devote substantially all of your business time and your best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and to the discharge of your duties and responsibilities for it; provided, however, it is agreed that you may (i) serve on outside boards on which you serve as of the Effective Date or as otherwise approved by the Board following the Effective Date, (ii) serve on the boards of directors of non-profit organizations on which you serve as of the Effective Date or as otherwise approved by the Board following the Effective Date, (iii) participate in charitable, civic, educational, professional, community or industry affairs, and (iv) manage your personal investments to the extent such activities do not individually or in the aggregate interfere with your duties and responsibilities to the Company or create an actual or potential conflict of interest with the Company’s business.

        (d)    Company Support During Board Service. Following the termination of the Employment Period, during the term of your services as Chairman of the Board, the Company will provide you with work space at the Company's offices and such technical and administrative support as you require (by Lisa Evans). You will also retain your Company email address for so long as you continue to serve as Chairman of the Board, notwithstanding any termination of your employment.

    2.    Terms of Employment.

        (a)    At-Will Employment. This Agreement shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will, under which both the Company and you remain free to end the employment relationship for any reason, at any time, with or without Cause (as defined below) or notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and a member of the Board, which expressly states the intention to modify the at-will nature of your employment. Similarly, nothing in this Agreement shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except as otherwise explicitly set forth herein.

        (b)    Compensation During Employment Period. During the Employment Period:

            (i)    You will receive an annual base salary of $572,000, payable in accordance with the normal payroll practices of the Company in effect from time to time. Your performance will be reviewed by the Compensation Committee of the Board on an annual basis in conjunction with an annual salary review.

            (ii)    You will be eligible to receive an annual cash incentive bonus with a target amount equal to 55% of your then-current annual base salary (the “Target Bonus”). Your bonus will be subject to the terms of the applicable bonus plan developed and approved by the Board or the Compensation Committee of the Board in consultation with you. Any bonus awarded will be paid on or before March 15 of the calendar year immediately following the year for which the bonus was awarded, subject to your employment at the end of the calendar year for which the bonus is due, except as otherwise expressly provided for herein. Your annual bonus will be pro-rated for any partial year of service as President and Chief Executive Officer.

            (iii)    You will be eligible to participate in any and all benefit programs that the Company establishes and makes available to its employees from time to, time, provided that you are eligible under (and subject to all provisions of) the plan documents that govern those programs. Benefits are subject to change at any time in the Company’s sole discretion. You will be entitled to paid time off in accordance with the policies of the Company.

            (iv)    The Company will reimburse you for all reasonable business expenses incurred by you in the performance of your duties, subject to the Company’s expense reimbursement policies applicable to senior executives in effect from time to time.

    3.    Director Compensation.

        (a)    Cessation of Director Compensation During Employment Period. During the Employment Period, you will not be compensated for your service as Chairman of the Board in accordance with the Company’s policy for non-employee members of the Board (the “Director Compensation Policy”), including the cash compensation and equity awards to be provided thereunder. Following the termination of the Employment Period, for so long as you remain on the Board, you will again be compensated under the Director Compensation Policy in accordance with its terms in effect at such time. You and the Company acknowledge and agree that the compensation payable to you under Section 2 of this Agreement and any equity awards granted to you during the Employment Period are solely for your services as an employee and not for your service as a member of the Board.

        (b)    COBRA Coverage Following Termination. In addition, to the extent you do not receive the Severance Benefits or the Change in Control Severance Benefits in connection with your termination of employment, for the period beginning on the date of your termination of employment and ending on June 30, 2022 (or, if earlier, (i) the date on which your service with the Company terminates or (ii) the date you become eligible to receive the equivalent or increased healthcare coverage by means of subsequent employment or self-employment) (the “Coverage Period”), the Company shall arrange to provide you and/or your eligible dependents who were covered under the Company’s health insurance plans as of the last day of the Employment Period with comparable health (including medical and dental) insurance benefits to those provided to you and your dependents immediately prior to the last day of the Employment Period, which continuation coverage shall be provided, to the extent possible, under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or Cal-COBRA, if applicable). During the Coverage Period, the Company shall pay (A) the premiums for such coverage less (B) the amount you would have had to pay to receive group health coverage for yourself and your dependents based on the cost sharing levels in effect for executive employees of the Company during the Coverage Period. If the Company is not reasonably able to continue health insurance benefits coverage under the Company’s insurance plans or if such coverage would violate applicable law or result in adverse tax consequences for you or the Company, the Company shall instead pay to you the foregoing monthly amount as a taxable monthly payment for the Coverage Period (or any remaining portion thereof). You shall notify the Company immediately if you become eligible to receive the equivalent or increased healthcare coverage by means of subsequent employment or self-employment.

    4.    Equity.

        (a)    Existing Equity. As of the Effective Date, you and/or your family trust hold shares of Parent’s common stock (“Common Stock”), originally issued pursuant to certain stock issuance agreements or restricted stock purchase agreements (the “Existing Equity”), and, in the case of a portion of the Existing Equity, subjected to vesting as set forth in the Offer Letter (collectively, the “Restricted Stock Agreements”). As of the Effective Date, a portion of the shares of the Existing Equity remains unvested and subject to repurchase or forfeiture restrictions under the Restricted Stock Agreements (the “Restricted Shares”). You have also been granted stock options to purchase shares of Parent Common Stock in your capacity as an employee and as a member of the Board pursuant to the stock option agreements pursuant to which such stock options were issued (the “Stock Option Agreements”). The Restricted Stock Agreements and the Stock Option Agreement are referred to collectively herein as the “Equity Agreements.”

        (b)    Equity Awards During Employment Period. You may be awarded one or more equity awards for your employment service under this Agreement to be determined and granted to you by the Compensation Committee of the Board as soon as reasonably practicable following the Effective Date.

        (c)    Continued Vesting; No Break in Service. There will be no break in service under the Equity Agreements as a result of the transition occurring on the Effective Date, and you will retain all right, title and interest you have in any Restricted Shares and the Stock Options granted to you by the Company prior to the Effective Date. All equity awards previously granted to you in connection with your service as an employee or as a member of the Board, and any equity awards granted to you during the Employment Period, will continue to vest based on your employment and/or your service on the Board (including any such Board service after any termination of your employment), and will be eligible for accelerated vesting as provided in Section 5(c) below. You and the Company hereby agree that, notwithstanding any provisions in the Equity Agreements or any other agreement between you and the Company to the contrary, (i) all of your Restricted Shares and Stock Options shall continue to vest, and the exercisability of such Stock Options shall continue, in accordance with the vesting schedules provided in the Equity Agreements, subject to and based on your continued service as an employee or a member of the Board, and (ii) the accelerated vesting provisions applicable to such Restricted Shares and Stock Options shall be as provided in this Agreement, including without limitation, any defined terms related thereto. The Equity Agreements are hereby amended to be consistent with the foregoing, including all references therein to your “termination of employment” therein which are hereby amended to be references to your “Termination of Service” as defined in the Equity Plan.

    5.    Termination Payments.

        (a)    Termination of Employment Period. Upon the termination of the Employment Period for any reason, you will receive your accrued but unpaid base salary and all accrued but unused paid time off through the last day of your employment, in accordance with the Company’s then-current payroll policies and practices (the “Termination Payment”). The Company shall promptly reimburse you for all reasonable and properly incurred out-of-pocket business expenses that are submitted by you in accordance with the Company’s policies. Except as provided in this Agreement, your entitlement to benefits from the Company, and eligibility to participate in the Company’s benefit plans, shall cease on the last day of your employment, except to the extent provided in this Agreement or you elect to and are eligible to receive continued healthcare coverage pursuant to COBRA, for yourself and any covered dependents, in accordance with the provisions of COBRA.

        (b)    Severance.

            (i)    Without otherwise limiting the “at-will” nature of your employment, in the event at any time during the Employment Period your employment is terminated at any time by the Company (or any of its subsidiaries or affiliates, as applicable, or any of their respective successors or assigns) without Cause (excluding by reason of your death and Disability (as defined below)) or by you for Good Reason (as defined below), in each case prior to a Change in Control (as defined below) or more than twelve (12) months following a Change in Control, then, in addition to the Termination Payment and any Acceleration Benefits set forth in Section 5(c) below, the Company shall provide the following payments and benefits (“Severance Benefits”): (i) continued payment of your base salary at the then-current rate per pay period for a period of twelve (12) months following your termination date, in accordance with the Company’s then-current payroll policies and practices, (ii) payment of your Target Bonus pro-rated for the portion of the then-current calendar year during which you were employed by the Company, on the Payment Date (as defined below) (but in all events within sixty (60) days following the last day of your employment), and (iii) provided you timely elect and remain eligible for coverage pursuant to COBRA, payment or reimbursement to you of an amount equal to the full monthly premium for COBRA continuation coverage under the Company’s medical plans as in effect on the date of your termination with respect to the level of coverage in effect for you and your eligible dependents as of the date of your termination, on a monthly basis on the first business day of the calendar month next following the calendar month in which the applicable COBRA premiums were paid, with respect to the period from the date of your termination until the earlier of (x) twelve (12) months following such date and (y) the date you become eligible for coverage under a subsequent employer’s medical plan.

            (ii)    In the event at any time during the Employment Period your employment is terminated at any time by the Company (or any of its subsidiaries or affiliates, as applicable, or any of their respective successors or assigns) without Cause (excluding by reason of your death and Disability) or by you for Good Reason, in each case on or within twelve (12) months after a Change in Control, then, in addition to the Termination Payment and any Acceleration Benefits set forth in Section 5(c) below, the Company shall provide the following payments and benefits (“Change in Control Severance Benefits”): (i) continued payment of your base salary at the then-current rate per pay period for a period of eighteen (18) months following your termination date, in accordance with the Company’s then-current payroll policies and practices, (ii) payment of your Target Bonus for the calendar year during which your date of termination occurs, on the Payment Date (but in all events within sixty (60) days following the last day of your employment), and (iii) provided you timely elect and remain eligible for coverage pursuant to COBRA, payment or reimbursement to you of an amount equal to the full monthly premium for COBRA continuation coverage under the Company’s medical plans as in effect on the date of your termination with respect to the level of coverage in effect for you and your eligible dependents as of the date of your termination, on a monthly basis on the first business day of the calendar month next following the calendar month in which the applicable COBRA premiums were paid, with respect to the period from the date of your termination until the earlier of (x) eighteen (18) months following such date and (y) the date you become eligible for coverage under a subsequent employer’s medical plan. Notwithstanding anything to the contrary and for the avoidance of doubt, any Change in Control Severance Benefits paid to you shall be instead of, and not in addition to, any Severance Benefits that may be paid to you.

            (iii)    The Termination Benefits payable under this Section 5(b) shall be paid or commence on the first payroll period following the date the Release becomes effective (the “Payment Date”) and the first payment shall include all accrued amounts from the date of termination, provided that if the period during which you may deliver the Release required hereunder spans two (2) calendar years, the Payment Date shall be no earlier than January 1 of the second calendar year.

        (c)    Acceleration Provisions.

            (i)    In the event (A) during the Employment Period, your employment is terminated by the Company (or any of its subsidiaries or affiliates, as applicable, or any of their respective successors or assigns) without Cause or you resign for Good Reason, or (B) at any time your service on the Board is terminated without Cause or you resign from the Board for Good Reason (in the case of clauses (A) and (B), excluding by reason of your death and Disability), in each case under clauses (A) and (B) prior to a Change in Control, then the vesting of any Restricted Shares and Stock Options and any other equity awards issued to you during the Employment Period and then held by you shall be accelerated for twelve (12) months of additional vesting from the date of such termination; provided, however, that this clause (i) shall not apply if your employment is terminated under the circumstances described in clause (A) but you continue to serve as Chairman or Executive Chairman of the Board and the circumstances in clause (B) do not apply.

            (ii)    In the event (A) during the Employment Period, your employment is terminated by the Company (or any of its subsidiaries or affiliates, as applicable, or any of their respective successors or assigns) without Cause or you resign for Good Reason, or (B) at any time your service on the Board is terminated without Cause or you resign from the Board for Good Reason (in the case of clauses (A) and (B), excluding by reason of your death and Disability), in each case under clauses (A) and (B) on or within twelve (12) months after a Change in Control, then you shall be entitled to full vesting of any unvested portion of the Restricted Shares and Stock Options and any other equity awards issued to you during the Employment Period and then held by you, which shall no longer be subject to any restrictions or forfeiture on the date of such termination; provided, however, that this clause (ii) shall not apply if your employment is terminated under the circumstances described in clause (A) but you continue to serve as Chairman or Executive Chairman of the Board and the circumstances in clause (B) do not apply.

            (iii)    In the event (A) of your death, (B) during the Employment Period, your employment is terminated by reason of your Disability, or (C) at any time, your service on the Board is terminated by reason of your Disability, then the Company shall provide that the greater of (i) fifty percent (50%) of the unvested portion of the Restricted Shares and Stock Options and any other equity awards issued to you during the Employment Period and then held by you immediately prior to such termination and (ii) the portion of such Restricted Shares and Stock Options and any other equity awards issued to you during the Employment Period and then held by you that would have otherwise vested in the twelve (12) month period following the date of such termination, shall vest and shall no longer be subject to any restrictions or forfeiture on the date of such termination.

            (iv)    In the event that the Director Compensation Policy or any of the agreements governing your equity awards granted to you for your service on the Board on or after June 3, 2019 provide for more favorable vesting than provided in this Section 5(c), such more favorable vesting shall continue to apply.

            (v)    The benefits described in this Section 5(c) are referred to herein as the “Acceleration Benefits.”

        (d)    Release. Notwithstanding anything to the contrary in the foregoing, you will not be entitled to receive any Severance Benefits, Change in Control Severance Benefits or the Acceleration Benefits (to the extent applicable, the “Termination Benefits”) unless, within sixty (60) days following the date of termination, you, or in the event of your death or Disability, your legal representatives, have executed a general release of all known and unknown claims and covenant not to sue in the form attached hereto as Exhibit A (with such changes to such form to help ensure enforceability under applicable law) (the “Release”) and any revocation period thereunder has lapsed without exercise by you (or your legal representatives) of such revocation right.

        (e)    Defined Terms.

            (i)    For purposes of this Agreement, “Change in Control” shall have the meaning set forth in the Gossamer Bio, Inc. 2019 Incentive Award Plan, as in effect on the Effective Date (the “Equity Plan”).

            (ii)    As used herein, “Cause” means: (A) a willful and material act of dishonesty by you in connection with the performance of your duties as a member of the Board or, during the Employment Period, as President and Chief Executive Officer; (B) your conviction of, or plea of guilty or nolo contendere to, a felony (other than a traffic offense that does not result in a fatality), or any crime involving fraud or embezzlement that the Board reasonably determines has had or is reasonably likely to have a materially detrimental effect on the Company’s reputation or business; (C) your gross misconduct in the performance of your duties as a member of the Board or, during the Employment Period, as President and Chief Executive Officer; (D) your willful and material unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; (E) your willful and material breach of any obligations under any written agreement or written covenant with the Company; or (F) your continued willful and substantial failure to perform your duties as a member of the Board or, during the Employment Period, your material employment duties that are lawfully assigned to you in good faith by the Board (other than as a result of your death or Disability) after written notice. Cause shall not exist unless, in any case, you have first received a written notice from the Board that sets forth the factual basis for the Board’s determination as to any behavior or occurrence claimed as Cause and you fail to cure such claimed behavior or occurrence, if curable, to the reasonable satisfaction of a majority of the Board within ten (10) business days after receiving such written notice, in which case your termination date will be the expiration date of the cure period, if any. For purposes of this definition of Cause, (i) no act or failure to act on your part shall be considered “willful” unless it is done or omitted to be done by you in bad faith and without reasonable belief that the act or failure to act was in the best interest of the Company, and

(ii) while you are serving on the Board, you shall take no part in any determination as to whether “Cause” exists hereunder.

            (iii)    As used herein, “Good Reason” means the occurrence of one or more of the following, without your written consent: (A) during the Employment Period, (1) a material reduction in your base salary or target annual bonus; (2) a material diminution of your title, duties, responsibilities or reporting lines; or (3) a material change in the principal geographic location at which you must perform services, more than fifty (50) miles from the Company’s head office; provided, however, that, prior to a Change in Control, an event occurring under this clause (A) in connection with your cessation of service as President and Chief Executive Officer will not constitute Good Reason under this clause (A) if you remain serving as Chairman of the Board or Executive Chairman following such transition and neither clause (B) nor clause (C) of this definition of Good Reason is not triggered as a result of such transition; or (B) at any time, your involuntary removal from the Board or the failure of the stockholders to reelect you to the Board, other than for Cause; or (C) at any time, a material breach by the Company of this Agreement. Any such event shall not constitute Good Reason unless and until you have provided the Company with written notice thereof no later than sixty (60) days following the initial occurrence of such event and the Company shall have failed to remedy such event (if capable of being remedied) within thirty (30) days of receipt of such notice, and you must terminate your employment or service on the Board within sixty (60) days after the expiration of such thirty (30)-day remedial period.

            (iv)    As used herein, “Disability” shall have the meaning set forth in the Equity Plan.

        (f)    Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

            (i)    Any severance payments to you under Section 5(b) of this Agreement shall begin only after the date of your “separation from service” within the meaning of Section 409A and determined as set forth below, which occurs on or after date of the termination of your employment, and shall be subject to the following provisions:

            (A)    The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. For purposes of Section 409A, your right to receive any installment payments pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

            (B)    If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in this Agreement.

            (C)    If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

                    (1)     Each installment of the severance payments that, in accordance with the dates and terms set forth in this Agreement, will in all circumstances, regardless of when the “separation from service” occurs, be paid within the short-term deferral period (as defined in Section 409A) shall be treated as a “short-term deferral” within the meaning of Treasury Regulation Section 1.409A-l(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in this Agreement; and

                (2)     Each installment of the severance payments that is not described in clause (C)(1) above and that would, absent this clause (2), be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six (6) months and one (1) day after such “separation from service” (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six (6) months and one (1) day following your “separation from service” and any subsequent installments, if any, being paid in accordance with the dates and terms set forth in this Agreement; provided, however, that the preceding provisions of this clause (2) shall not apply to any installment of severance payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-l(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-l(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the “separation from service” occurs.

            (D)    The determination of whether and when your “separation from service” from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section l.409A-1(h). Solely for purposes of this paragraph (D), “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

            (E)    All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (1) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Agreement), (2) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (3) the reimbursement of any eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (4) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

            (F)    Notwithstanding any other provision of this Agreement, the Company makes no representation or warranty and shall have no liability to you or to any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, that section. If either you or the Company reasonably determines that any payment to you will violate Section 409A, you and the Company agree to use reasonable best efforts to restructure the payment in a manner that is either exempt from or compliant with Section 409A to the extent that the restructuring is consistent with the original economic intent of the parties. You and the Company agree to execute any and all amendments to this Agreement (or any other applicable agreement) that are consistent with the original economic intent of the parties and promote compliance with the distribution provisions of Section 409A in an effort to avoid or minimize, to the extent allowable by law, the tax (and any interest or penalties thereon) associated with Section 409A. If it is determined that a payment to you was (or may be) made in violation of Section 409A, the Company will cooperate, to the extent commercially reasonable, with any effort by you to mitigate the tax consequences of such violation, including cooperation with your participation in any IRS voluntary compliance program or other correction procedure under Section 409A that may be available to you; provided, that such correction is consistent with the commercial intent of the parties hereunder; provided, further, that in no event shall the Company be obligated to incur any material cost in connection with its obligations under this sentence.

                (G)    Notwithstanding the foregoing, if a Change in Control would give rise to a payment or settlement event with respect to any payment or benefit that constitutes “nonqualified deferred compensation,” the transaction or event constituting the Change in Control must also constitute a “change in control event” (as defined in Treasury Regulation §1.409A-3(i)(5)) in order to give rise to the payment or settlement event for such payment or benefit, to the extent required by Section 409A.

    6.    Section 280G of the Code.
        (a)    Best Pay Provision. Notwithstanding anything to the contrary contained in this Agreement, to the extent that any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between the Company and you (collectively, the “Payments”) (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this Section 6, would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be reduced to the extent necessary so that no portion of such Payments retained by you shall be subject to excise tax under Section 4999 of the Code; provided, however, such reduction shall only occur if after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, such reduction results in your receipt on an after-tax basis, of the greatest amount of benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code; provided, further, that this sentence shall not apply if, immediately before the change in ownership or control on which such Payment is contingent or otherwise relates, no stock in the Company is readily tradeable on an established securities market or otherwise (as determined in accordance with Treasury Reg. Section 1.280G-1 Q&A 6). In the event of a determination that such reduction is to take place, reduction shall occur in the following order: first, reduction of cash payments, which shall occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; second, cancellation of accelerated vesting of equity awards, which shall occur in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and third, reduction of employee benefits, which shall occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.

        (b)    Calculations. Unless you and the Company otherwise agree in writing, any determination required under this Section 6 shall be made in writing by the Company’s independent public accountants immediately preceding the change in ownership or control on which such Payments are contingent or otherwise relate (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely in reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 6. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6. If the limitation set forth in this Section 6 is applied to reduce an amount payable to you, and the Internal Revenue Service successfully asserts that, despite the reduction, you have nonetheless received payments which are in excess of the maximum amount that could have been paid to you without being subjected to any excise tax, then, unless it would be unlawful for the Company to make such a loan or similar extension of credit to you, you may repay such excess amount to the Company as though such amount constitutes a loan to you made at the date of payment of such excess amount, bearing interest at 120% of the applicable federal rate (as determined under Section 1274(d) of the Code in respect of such loan).

    7.    Restrictive Covenants.
        (a)    No Other Agreements. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company or which is in any way inconsistent with the terms of this Agreement.

        (b)    PIIA. You have previously executed the Company’s Proprietary Information and Inventions Assignment Agreement, which is attached hereto as Exhibit B (“PIIA”), and agree that you shall continue to be bound by the terms and conditions of the PIIA. Notwithstanding any other provision in the PIIA or any other agreement between you and the Company, Company Confidential Information shall not include any information that (i) is or becomes generally used in the industry or publicly available through lawful means and absent any wrongful conduct by you or others; (ii) any information that was known by you or lawfully in your possession prior to your employment with the Company; and (iii) is independently developed or lawfully disclosed to you by a third party that is unrelated to the Company and is not bound by obligations of confidentiality to the Company with respect to such information.

        (c)    Defend Trade Secrets Act Notice of Immunity Rights. You acknowledge that the Company has provided you with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Confidential Information (as defined in the PIIA) that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (ii) you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Confidential Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the Confidential Information to your attorney and use the Confidential Information in the court proceeding, if you file any document containing the Confidential Information under seal, and do not disclose the Confidential Information, except pursuant to court order.

    8.    Governing Law. This Agreement will be governed by the laws of the State of California, without reference to conflicts of laws principles which would result in the application of the law of any other jurisdiction.

    9.    Notices. All notices or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or one (1) business day after being sent by a nationally recognized overnight delivery service, charges prepaid. Notices also may be given electronically via PDF and shall be effective on the date transmitted if confirmed within 48 hours thereafter by a signed original sent in the manner provided in the preceding sentence. Notice to you shall be sent to your most recent residence and personal email address on file with the Company. Notice to the Company shall be sent to its physical address set forth on the first page hereto and addressed to the General Counsel of Parent, with a copy to the Chairman of the Compensation Committee of the Board, at the email address provided by the Company for such person.

    10.    Entire Agreement; Miscellaneous. This Agreement, together with any documents relating to the Company equity held by you, any stock grant notices or stock agreements referenced herein and the PIIA, including the Equity Agreements, constitutes the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including, without limitation, the Original Letter. The terms of this Agreement may only be modified in a specific writing signed by you and an authorized representative of the Company. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect. The terms in this Agreement may only be modified in writing and signed by you and a member of the Board. In the event of any conflict between any of the terms in this Agreement and the terms of any other agreement between you and the Company, the terms of this Agreement will control. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Execution and delivery of this Agreement by facsimile or other electronic signature is legal, valid and binding for all purposes. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and their respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties hereunder and you may not assign any of your rights hereunder, without the written consent of the Company, which shall not be withheld unreasonably.

    11.    Arbitration. To aid in the rapid and economical resolution of any disputes that may arise in the course of the employment relationship, you and the Company agree that any and all disputes, claims, or demands in any way arising out of or relating to the terms of this Agreement, Company equity held by you (including, but not limited to, the Existing Equity), your employment or service relationship with the Company, or the termination of your relationship with the Company, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Diego, California, conducted before a single neutral arbitrator selected and administered in accordance with the employment arbitration rules & procedures or then applicable equivalent rules of JAMS (the “JAMS Rules”) and the Federal Arbitration Act, 9

U.S.C. Sec. 1, et seq. A copy of the JAMS rules may be found on the JAMS website at www.jamsadr.com and will be provided to you by the Company upon request. BY AGREEING TO THIS ARBITRATION PROCEDURE, YOU AND THE COMPANY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTE, CLAIM OR DEMAND THROUGH A TRIAL BY JURY OR JUDGE OR BY ADMINISTRATIVE PROCEEDING IN ANY JURISDICTION. You will have the right to be represented by legal counsel at any arbitration proceeding, at your expense. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall administer and conduct any arbitration in accordance with California law and shall apply substantive and procedural California law to any such dispute, claim or demand, without reference to any conflict-of-law provisions of any jurisdiction. To the extent that the JAMS Rules conflict with California law, California law shall take precedence. The parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief (or any other provisional remedy) in any court of competent jurisdiction pursuant to California Code of Civil Procedure Section 1281.8 to prevent irreparable harm (including, without limitation, pending the conclusion of any arbitration). The Company shall pay the arbitrator’s fees, arbitration expenses and any other costs unique to the arbitration proceeding (recognizing that each side shall bear its own deposition, witness, expert and attorney’s fees and other expenses to the same extent as if the matter were being heard in court).

    12.    Withholding and Other Deductions. All compensation payable to you hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.

[Signature Page Follows]    Please acknowledge your acceptance of the foregoing terms and conditions by returning a signed copy of this Agreement.

Very truly yours,

Gossamer Bio Services, Inc.

By: /s/ Christian Waage

Gossamer Bio, Inc.

By: /s/ Christian Waage

Accepted and agreed:

    I have read and understood this Agreement and hereby acknowledge, accept and agree to the terms as set forth above.

/s/ Faheem Hasnain
Faheem Hasnain

Exhibit A

Form of Release

    In consideration of the Termination Benefits (as defined in the Agreement) provided and to be provided to me by Gossamer Bio, Inc., Gossamer Bio Services, Inc., or any affiliate or successor thereof (the “Company”) pursuant to that certain letter agreement with Company dated November 16, 2020 (the “Agreement”), and in connection with the termination of my employment or service with the Company, the Company and I agree to the following, including a general release as specified below (the “Release”).

1.    On behalf of myself, my heirs, executors, administrators, successors and assigns, I hereby fully and forever generally release and discharge Company, its current, former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, the “Company Releasees”) from any and all claims, causes of action, and liabilities up through the date of my execution of the Release (except with respect to Termination Benefits under the Agreement and any other rights that I have accrued under the benefit plans and equity award plans of the Company). The claims subject to this release include, but are not limited to, those relating to my employment or service with Company and/or any predecessor to the Company and the termination of such employment or service. All such claims (including related attorneys’ fees and costs) are barred without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract or tort. This expressly includes waiver and release of any rights and claims arising under any and all laws, rules, regulations and ordinances, including, but not limited to: Title VII of the Civil Rights Act of 1964; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the National Labor Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Workers Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act (if applicable); the provisions of the California Labor Code (if applicable); the Equal Pay Act of 1963; and any similar law of any other state or governmental entity.
2.    The parties agree to apply California law in interpreting the Release. Accordingly, I further waive any rights under Section 1542 of the Civil Code of the State of California or any similar state statute. Section 1542 states:
“A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
This Release does not extend to, and has no effect upon, (a) any benefits that have previously accrued, and to which I have become vested or otherwise entitled to, under any agreement, benefit plan, program or policy sponsored or maintained by the Company; (b) my right to indemnification and/or contribution, advancement or payment of related expenses by the Company under any written indemnification or other agreement between the parties; (c) my right to continued coverage by the Company’s director’s and officer’s insurance, other insurance policies of the Company, COBRA or any similar state law; (d) any claims for breach of this Release or the Agreement; (d) any claims that may not be released by private agreement; and (f) any claims arising after the date I sign the Release.
3.    In understanding the terms of the Release and my rights, I have been advised to consult with an attorney of my choice prior to executing the Release. I understand that nothing in the Release will prohibit me from exercising legal rights that are, as a matter of law, not subject to waiver, such as: (a) my rights under applicable workers’ compensation laws; (b) my right, if any, to seek state disability or unemployment benefits; (c) my right to indemnity under California Labor Code Section 2802 or other applicable state-law right to indemnity; (d) my right to file a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the California Department of Fair Employment and Housing, or other applicable state agency; and (e) my right to communicate or cooperate with any governmental agency and to receive awards from or by a government agency for providing information. Moreover, I will continue to be indemnified for my actions taken while employed by or providing services to the Company to the same extent as other then-current or former directors and officers of the Company under the Company’s Certificate of Incorporation and Bylaws and the Indemnification Agreement between me and the Company, if any, and I will continue to be covered by the Company’s directors and officers liability insurance policy as in effect from time to time to the same extent as are other then-current or former directors and officers of the Company, each subject to the requirements of the laws of the State of Delaware.
4.    I understand and agree that Company will not provide me with the Termination Benefits unless I execute the Release. I also understand that I have received or will receive, regardless of the execution of the Release, all wages owed to me together with any accrued but unused paid time off, less applicable withholdings and deductions, earned through my termination date.
5.    In my existing and continuing obligations to Company, I have returned to Company all Company documents (and all copies thereof) and other Company property that I have had in my possession at any time, including but not limited to Company files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys and any materials of any kind which contain or embody any proprietary or confidential information of Company (and all reproductions thereof). I understand that, even if I did not sign the Release, I am still bound by any and all confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by me in connection with my employment with Company, or with a predecessor or successor of Company pursuant to the terms of such agreement(s).
6.    I represent and warrant that I am the sole owner of all claims relating to my employment or service with Company and/or with any predecessor of Company and that I have not assigned or transferred any claims relating to my employment or service to any other person or entity.
7.    I agree to keep the Termination Benefits and the provisions of the Release confidential and not to reveal its contents to anyone except my lawyer, my accountant, my spouse or other immediate family member and/or my financial consultant, or as required by legal process or applicable law or otherwise responding accurately and fully to any question, inquiry or request for information or documents, including, without limitation, in any criminal, civil, or regulatory proceeding or investigation, or as necessary in any action for enforcement or claimed breach of this Release or any other legal dispute with the Company. Nothing in this Agreement shall prohibit me from reporting or disclosing information under the terms of the Company’s Reporting Suspected Violations of Law Policy or such similar policy as the Company may have in effect from time to time.
8.    I understand and agree that the Release will not be construed at any time as an admission of liability or wrongdoing by either the Company Releasees or me.
9.    I agree that I will not make any negative or disparaging statements or comments, either as fact or as opinion, about the Company, its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position or performance. The Company agrees that it shall not, and shall cause its directors, executive officers, employees and representatives not to, make any negative or disparaging statements or comments, either as fact or as opinion, about you. Nothing in this paragraph will prohibit me or the Company from providing truthful information in response to a subpoena or other legal process.
10.    Any controversy or claim arising out of or relating this Release, its enforcement or interpretation, or because of an alleged breach, default or misrepresentation in connection with any of its provisions, will be submitted to arbitration consistent with the terms of the Agreement.
11.    As a condition of my receipt of the Termination Benefits, I agree that, upon reasonable notice (after taking into account, to the extent reasonably practicable, my other personal and business commitments) and without the necessity of Company obtaining a subpoena or court order, I will provide reasonable cooperation to Company in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), or the decision to commence on behalf of the Company any suit, action or proceeding, any investigation and/or any defense of any claims asserted against the Company or any of the Company’s current or former directors, officers, employees, partners, stockholders, agents or representatives of any of the foregoing, and any ongoing or future investigation or dispute or claim of any kind involving the Company that relates to events occurring during my employment or service as to which I may have relevant information and any other matter for which I was responsible or had knowledge of through date of my termination of employment or service. Such cooperation may include, but will not be limited to, providing background information within my knowledge; aiding in the drafting of declarations; executing declarations or similar documents; testifying or otherwise appearing at investigation interviews, depositions, arbitrations or court hearings; and preparing for the above-described or similar activities. Upon the reasonable request of Company, I agree to cooperate with the transition of my job responsibilities on any termination of service and cooperate in providing information on matters on which I was involved while an employee or member of the Board.
12.    As provided in the Older Workers Benefit Protection Act, I am hereby advised and agree that:
    (a)    I have had at least twenty-one (21) calendar days in which to consider whether to execute the Release, no one hurried me into executing the Release during that period and no one coerced me into executing the Release. If I signed this Release prior to the expiration of the twenty-one (21) day period, I did so voluntarily and waive the balance of the twenty-one (21) day period. I understand that the offer of the Termination Benefits and the Release will expire on the twenty-second (22nd) calendar day after my termination date if I have not accepted it by that time.
    (b)    I am hereby advised to consult with a lawyer before signing this Agreement.
    (c)    This Release provides for consideration in addition to any amount I am otherwise entitled to receive without signing this Release.
    (d)    This Release does not release any claims arising out of events occurring after I sign this Release
        (e)    I may revoke this Agreement within the seven (7) day period following the date on which I signed this Release. I understand that if I revoke this release, the Company will not be obligated to provide the Termination Benefits. I further understand that Company’s obligations under the Release will not become effective or enforceable until the eighth (8th) calendar day after the date I sign the Release provided that I have timely delivered it to Company (the “Release Effective Date”) and have not timely revoked it. I understand that the Termination Benefits will become available to me at such time after the Release Effective Date.

13.    In executing the Release, I acknowledge that I have not relied upon any statement made by Company, or any of its representatives or employees, with regard to the Release unless the representation is specifically included herein. Furthermore, the Release contains our entire understanding regarding eligibility for Termination Benefits and supersedes any or all prior representations and agreements regarding the subject matter of the Release. However, the Release does not modify, amend or supersede written Company agreements that are consistent with enforceable provisions of the Release such as the Agreement, my confidential information and invention assignment agreement, and any stock, stock option and/or stock purchase agreements between Company and me. Once effective and enforceable, this Release can be changed only by another written agreement signed by me and an authorized representative of Company.
14.    Should any provision of the Release be determined by an arbitrator, court of competent jurisdiction or government agency to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions are intended to remain in full force and effect. Specifically, should a court, arbitrator or agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release and the waiver of unknown claims above will otherwise remain effective to release any and all other claims. I acknowledge that I have obtained sufficient information to intelligently exercise my own judgment regarding the terms of the Release before executing the Release.
15.    The Termination Benefits provided and to be provided to me by the Company consist of the applicable benefits and payments in accordance with the Agreement.
16.    The Release may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Execution and delivery of the Release by facsimile or other electronic signature is legal, valid and binding for all purposes.

17.    The Release will be governed by and enforced under California law, without regard to its conflict of law rules that would result in the application of the laws of any other jurisdiction.
[Signature page follows]

ACCEPTANCE OF RELEASE

BEFORE SIGNING MY NAME TO THE RELEASE, I STATE THE FOLLOWING: I HAVE READ THE RELEASE, I UNDERSTAND IT AND I KNOW THAT I AM GIVING UP IMPORTANT RIGHTS. I HAVE OBTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE MY OWN JUDGMENT. I HAVE BEEN ADVISED THAT I SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING IT, AND I HAVE SIGNED THE RELEASE KNOWINGLY AND VOLUNTARILY.

EFFECTIVE UPON EXECUTION BY THE UNDERSIGNED AND THE COMPANY.

Executed this ____ day of _____, 20__

_____________________________________

Agreed and Accepted:

Gossamer Bio Services, Inc.

___________________________
By:
Title:
Date:

Gossamer Bio, Inc.

___________________________
By:
Title:
Date:

Exhibit B

Proprietary Information and Inventions Assignment Agreement